                                    AGREEMENT
                                    ---------

             THIS AGREEMENT, made as of the 16th day of March, 1994 between Valley Welding Supply Co, Inc., a Corporation ("VALLEY") and William A. Indelicato ("INDELICATO").

             WHEREAS, Indelicato, individually and by and through his consulting corporation ADE Vantage, Inc. ("CORPORATION") have entered into an arrangement with Valley Welding Supply Co. for the development of an acquisition program as well as promulgation and execution of a Strategic Business Plan, 1994-1998
                   ----------------------------------
("PLAN") for the expansion of Valley's industrial gas and welding supply business, through acquisition and expansion of industrial gas and welding supply distributors ("ACQUISITION PROGRAM"); a copy of the Plan is attached hereto and incorporation herein by reference as Exhibit A; and

             WHEREAS, Valley and Indelicato desire to enter into this Agreement setting forth Indelicato's relationship with Valley in the execution of the Acquisition Program and Plan including compensation therefore.

             WITNESSETH in consideration of the mutual promises
             ----------
hereinafter contained Valley and Indelicato agree as follows:

             1. Duties. Indelicato will identify, investigate and develop industrial gas and welding supply business distributors as prospective acquisition candidates. Indelicato together with Valley will qualify all potential distributors for acquisition and jointly target distributors for acquisition solicitation
("TARGET DISTRIBUTORS"). Indelicato will assist Valley in the solicitation, preparation of offering memoranda, contract negotiation, due diligence and/or any other matters necessary to assist Valley to consummate Target
Target Distributor acquisitions in accordance with the Plan.

             2.     Term.  The term of this Agreement shall be give
(5) years from the execution and delivery of this Agreement unless sooner terminated pursuant to Paragraph 14 hereinafter.

             3. Independent Contractor Status. It is understood that Indelicato is an independent contractor, representing Valley pursuant to this Agreement, and he shall not otherwise hold himself out to the public as employee, agent, or partner of Valley. As such Indelicato is responsible, where necessary, to secure at his sole cost, worker's compensation, insurance, disability, benefits and any other insurance as may be required by law. Valley will not provide, nor will it be responsible to pay for benefits for Indelicato. Any benefits, if provided by Indelicato for himself and/or his staff, including but not limited to, health insurance, paid vacation, paid holidays, sick leave or disability insurance coverage of whatever nature, shall be secured and paid for by Indelicato.

             4. Tax Duties and Responsibilities. Indelicato is responsible for the payment of all required payroll taxes, whether federal, state or local in nature, including, but not limited to, income taxes, social security taxes, federal unemployment compensation taxes, and any other fees, charges, licenses or other payments required by law.

             5. Employee's of Independent Contractor. Indelicato may employ as many employees as he requires, such matter resting entirely with his own discretion. Valley need not be advised to the employment of such individuals. Such persons are employees of Indelicato, and he shall be deemed employer of such persons.
As such, Indelicato shall be responsible for compensation as well as all necessary insurance and payroll deductions for such persons, including but not limited to, federal, state and local income taxes, social security taxes, unemployment compensation taxes, workers compensation coverage, etc.

             6. ADE Vantage, Inc. Indelicato may at his sole cost and expense (except for reimbursable support service costs as provided in Paragraph 11 hereinafter), in his execution of the Plan, engage Corporation, ADE Vantage, Inc., his consulting firm, as his agent and contractor to provide support services and any other services executed pursuant to the Plan or otherwise required of Indelicato hereunder. At all times, Corporation shall solely be the contractual agent of Indelicato and not Valley.

             7. Indemnification. Indelicato shall not be liable for the acts, negligence or defaults of any employee, agent or representative of Valley, nor shall he be liable for anything done or not done in good faith, including errors of judgment, acts done or committed on the advice of counsel, or mistakes of fact or law. Indelicato shall, without prejudice to any other rights which he may have, be indemnified by Valley against all liability and expense reasonably incurred by him in connection with any claim, action, suit or proceeding of whatever nature in which he may be involved as a party or otherwise by reason of having entered into this Agreement and the execution of the duties assumed hereunder relative to his execution of the Acquisition Program and Plan. Indemnification hereunder, shall not, however, extend to any liability, loss, damage claim or expense to the extent occasioned by or arising out of Indelicato's default hereunder or any willful misconduct or grossly negligent act by Indelicato, his agents and employees in his capacity as an Independent Contractor in the execution of his duties hereunder. Further, Valley agrees that ADE Vantage, Inc. shall not be liable and shall be held harmless for any damage or injury caused by its negligent mistakes, errors and omissions in and about providing financial services under this Agreement.

             8. Business of Independent Contractor. During the term of this Agreement, Indelicato may engage in any other business which does not conflict with his duties hereunder, conflict with Valley's business, or otherwise impair the successful execution and implementation of the Acquisition
Program and Plan. Notwithstanding, Valley and Indelicato agree that approximately thirty percent (30%) of Indelicato's time will be spent on the Acquisition Program and Plan.

             9. Supervision. Indelicato shall not be subject to the provisions of any personnel handbook or the rules and regulations of applicable employees to Valley since Indelicato shall fulfill his responsibilities independent of and without supervision or control by Valley.

             10. Compensation. Indelicato's compensation hereunder shall be set forth as follows:

                    a.    Prior to Acquisition Program and Plan.
       Indelicato shall be compensated for his efforts in structuring of the Acquisition Program, aid and effort in the solicitation and procurement of acquisition financing and as well the preparation and promulgation of the Plan based upon a redeemable credit arrangement as set forth in subparagraph (c) hereinafter at the base credit rate of One Hundred Fifteen Dollars ($115.00) per hour ("APPLICABLE BASE CREDIT RATE") for all hours reasonably incurred for such services, and which shall have been invoiced by Indelicato to Valley monthly during the development phase of the Acquisition Program and Plan, which shall terminate as of the execution and delivery of this Agreement. Also, during this period Valley shall reimburse Indelicato by cash payment for out of pocket expenses reasonably incurred in and about his efforts in structuring the Acquisition Program, aid in the solicitation and procurement acquisition financing and preparing the plan.

                    b. After Commencement of Acquisition Program and Plan. Indelicato's compensation during the term of this Agreement shall also be based upon a redeemable credit arrangement. For all compensable hours pursuant to compensation provisions in subparagraphs d, (ii) through
       (iv) hereinafter, Indelicato shall accrue credits for services performed at applicable base credit rates of either
       One Hundred Fifteen Dollars ($115.00) per hour or Fifty
       Dollars ($50.00) per hour (both also "APPLICABLE BASE CREDIT RATE") as specified and adjusted hereinafter.

                    c.    Redeemable Credit Arrangement.
       Notwithstanding, the term of this Agreement such credits are redeemable by Indelicato within a seven (7) year period from the date of accrual ("REDEMPTION PERIOD"). The value of said credits during the seven (7) year redemption period shall increase proportionately with the increase in Valley's net worth as compared to the present Valley net worth on an annual basis. After each fiscal year (July 1 through June 30 "FISCAL YEAR") during the term of this Agreement, Valley shall provide Indelicato with a financial statement reflecting the net worth of Valley as of the end of the previous fiscal year. During the redemption period, Indelicato shall be entitled to his original accrued credits plus an increase in value based on the net worth of Valley at the date of each year end fiscal net worth as indicated in the example hereinafter.

                    In the event Valley is unsuccessful in its operations and its net worth declines or becomes negative, the earned Applicable Base Credit Rates shall not be decreased and shall constitute the minimum credit redemption value rates.

                    Alternatively, in the event Valley offers its corporate stock for public ownership and such shares of stock become publicly traded, Indelicato may in his discretion elect that the value of his credits be converted into shares earned, based upon Valley's net worth share value at the end of the year in which the credits were earned. For such stock value calculation, Indelicato's credits shall be converted into shares determined as of and with reference to the net worth value at the Fiscal Year end in years that shares accrue.

For Example:
-----------

                                                        $50 x 500 hrs
  Starting            Starting                          $115 x 200 hrs
  Number of           Year Net          Ending Year      Accumulated        Shares       Accumulated
Valley Shares           Worth            Net Worth         Credits          Earned       Total Shares
 10,000,000          $10,000,000<F*>    $12,000,000        $50,000          41,666          41,666
 10,000,000          $12,000,000        $14,000,000        $50,000          35,710          77,376
 10,000,000          $14,000,000        $17,000,000        $50,000          29,412         106,788
 10,000,000          $17,000,000        $20,000,000<F**>   $50,000          25,000         131,788
-----------------------------------------------------------------------------------------------------

<F**>Net Worth Share Value $2.00 x 131,788 = 263,576
<F*>I.P.O. 131,780 shares x $12.00 = $1,581.456 Stock Value
<F*>In our example, we have assumed a base value per share of $1.00 and a hypothetical initial public offering price of $12.00 per share.

                    d. Compensation During Term of Plan. Valley shall compensate Indelicato for services hereunder during the term of this Agreement as follows:

                          i. Indelicato shall receive no compensation when a Target Distributor is solicited but no acquisition offer is made.

                          ii. Indelicato shall be entitled to credit at the rate of $50.00 per hour (with credit earned during the fiscal year the time was actually spent) for all time spent soliciting and preparing offering memoranda for solicitation of a

             Target Distributor, when an acquisition is made but, for whatever reason, the acquisition in unsuccessful.

                          iii. Indelicato shall be entitled to a credit of $115.00 per hour (with credit earned during the fiscal year the time was actually spent) for all time spent soliciting, preparing offering memoranda, negotiating purchase contract, due diligence and/or other services required of Indelicato by Valley in the solicitation of a Target Distributor when an acquisition offer is made, and the Target Distributor acquisition is successful culminating in closing.

                          iv.    Indelicato will be paid a management
             service fee of $1,000.00 per month by cash payment, and not be credit. The management service fee shall be reviewed from year to year to evaluate whether adjustment might be made to adjust the fee for actual management services provided.

                          v.     Valley shall reimburse Indelicato by
             cash payment for all out of pocket expenses reasonably incurred by him, while rendering services under subparagraphs d(i), d(ii), d(iii) and d(iv) next above.

                    e. Redemption. Indelicato shall give Valley at least fifteen (15) days prior written notice of his intent to redeem any or all of his accrued credits. Indelicato, as available may elect such redemption either (1) on the adjusted net worth percentage increase basis, or (2) in the event public stock offering on the stock base redemption basis, specifying the redemption date and number of credits to be redeemed. Any and all credits not redeemed prior to the seven (7) year redemption period shall be automatically redeemed as of the expiration of the redemption period.
       Valley shall have thirty (30) days after the redemption date to make redemption payments to Indelicato.

             11.    Reimbursable Support Service.

                    a. Financial. Indelicato shall be entitled to reimbursement for financial support services for financial projections, evaluations as well as other necessary and required analyses prepared for Indelicato by Corporation or by independent professional agents obtained for this specific purpose, at the rate of Seventy-two Dollars
       ($72.00) per hour as such support service costs are incurred during the term of this Agreement. Valley and Indelicato agree that they intend to use ADE Vantage, Inc. for financial services.

                    b. Legal. Indelicato shall be entitled to reimbursement for legal support services for letters of intent, offering memorandum, as well as other necessary and required legal support services furnished for Indelicato by Corporation by independent professional agents obtained for such specific purposes at the rate of One Hundred Twenty-eight Dollars ($128.00) per hour as such support service costs are incurred during the term of this Agreement.

                    c. Approval of Valley. All such financial and legal support services shall be incurred on a case by case basis, only upon the notice to and agreement of Valley as to the proposed nature and extent thereof.

             12. Assignment. Indelicato shall not sell, assign or transfer this Agreement, however, he shall have the limited right to assign the Agreement to the Corporation.

             13. Governing Law. This Agreement shall be subject to and governed by the laws of the State of West Virginia.

             14. Termination of Agreement. This Agreement may be terminated at will by either party, at any time, by written notice to the other party as provided hereinafter in

Paragraph "15. Notices." The posting of such certified mail notification shall be the effective termination date, unless otherwise expressly set forth in the notice of termination. If Valley Welding terminates the agreement other than for just cause, the value of Indelicato's credits would be valued at the increased net book value amount. If Indelicato terminates the Agreement or if Valley terminates the Agreement for just cause, then his credits will be valued at the $50.00 and $115.00 Applicable Base Credit Rates without benefit of the increase in Valley's net book value. In the event Indelicato dies, then in such event his estate would be entitled to the value of Indelicato's credits valued at the increased net book value amount, the same as if Valley Welding terminated the Agreement other than for just cause. Termination of this Agreement will in no event cause forfeiture of Indelicato's right to payment hereunder, which shall survive any and all such termination.

             15. Notices. All notices required to be given hereunder shall be in writing and shall be sent by certified mail, postage prepaid, to Valley and/or to Indelicato at the addresses indicated below, unless written notice of change of address is provided to other party at the address indicated.

             To Valley:  Valley Welding Supply Co., Inc., 67 -
             ---------
             43rd Street, Wheeling, West Virginia 26003; Attention
             Gary E. West.

             To Indelicato:  William A. Indelicato, 2001 W. Main
             -------------
             Street, Suite 140, Stanford, Connecticut 06902.

             16. Waiver. The waiver by either party of a breach of any provision in the Agreement shall not operate or be construed to operate as a waiver of any subsequent breach.

             17. Modification. No change, modification or waiver of any term of this Agreement shall be valid unless it is in writing and signed by both parties.

             18. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior
Agreements or understandings between Valley and Indelicato.

             19. Captions. The captions are inserted for convenience only and shall not be considered when interpreting any provision or terms hereof.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of this 15th day of January, 1994.

                                       VALLEY WELDING SUPPLY COMPANY,
                                       a West Virginia corporation



                                       By
                                         ---------------------------------------
                                              Its
                                                 -------------------------------




                                       -----------------------------------------
                                                William A. Indelicato

                                                January 23, 1995

Mr. Gary West, Chairman
Valley Welding Supply, Inc.
67 43rd Street
P.O. Box 6628
Wheeling, West Virginia  26003 - 7061


Dear Gary:

This letter will confirm the modifications to the consulting agreement between Valley National Gases (Valley Welding Supply) and William A. Indelicato, dated March 16, 1994, which we agreed to make during our meeting of January 19, 1995. The modifications involve a change in the hourly compensation rate paid to me for completed acquisitions from a fixed rate of $115 per hour, as stipulated as d.(iii) on page 7 of the agreement, to one which varies as a function of price paid relative to a range of value.

The purpose of these modifications is: (1) to have my hourly rate compensation more accurately reflect the potential value each acquisition could create for Valley National Gases and (2) to provide me the opportunity to be compensated for the zero hourly rate consulting which I provide, primarily in meetings with acquisition candidates, and attending NWSA zone meetings.

Definitions:
------------

A. Stand Alone Value - Determined by financial projections of ten years and a terminal value, as a non-consolidated business reflecting historical or low (1%-2% per year) growth rates and historical profit margins, calculated on a basis that the business being valued has no interest bearing debt. The projections may be adjusted for all income or expense producing assets held outside the business by related parties and may be further adjusted for all non recurring costs or income items which would not exist in a stand alone configuration under management of a similar business. (See Nations Bank Loan Agreement Section 4.06(a)(i)(A))

B. Strategic Value - Using the Stand Alone Case projections as a starting point, this value is derived by assuming certain cost savings and rationalizations recognized by Valley management to be achieved over a reasonable period of time. (See Nations Bank Loan Agreement Section 4.06(a)(i)(B))

C. Adjusted Net Worth - The book net worth of the acquisition candidate adjusted upward to reflect cylinders, vessels, real estate and other significant assets from book value to market value. (See Nations Bank Loan Agreement Section 4.06(a)(i)(C))

Concept:  The acquisition hourly rate will be determined
--------
uniquely for each acquisition, from a scale or range of value. The scale will be devised with Strategic Value at the lower end, and the lesser of either Stand Alone Value or Adjusted Net Worth at the upper end. The Strategic Value at the lower end will be assigned a rate of $100/hour and the lesser of either Stand Alone Value or Adjusted Net Worth at the upper end will be assigned a rate of $225/hour. (See Exhibit I)

On this scale is the price paid for each acquisition, on a net present value basis. The price paid will include all components of the purchase, such as the stock or the assets, covenants not to compete, consulting agreements, brokers commissions, and extraordinary capital expenditures.

Where the price paid for each acquisition is on this scale of value will determine the hourly rate for each completed acquisition, up to the first one hundred (100) hours, spent on each completed acquisition. All hours in excess of 100 hours, for each completed acquisition, will be credited at a flat rate of $100/hour. In no case will the first 100 hours be at a rate greater than $225 per hour or less than $100 per hour.

The revised hourly rate for the first 100 hours spent on each completed acquisition is then calculated as follows:

                                      A - PP
                    Hourly Rate   =   -------  X $125 + $100

                                      A - B

           A = Strategic Value for each acquisition where B = Stand Alone Value or Adjusted Net Worth, whichever is less for each acquisition
          PP = Price Paid for each acquisition

Hourly rates so determined will be based upon information available to us immediately after closing and A,B, and PP will be recalculated to use all information known to us at that time.

An example will illustrate how the rate is determined. Berry Welders Supply in Jonesboro, Arkansas will be the first acquisition which would use this approach. Assuming we buy the business for our offering price, the rate is determined as follows:
                             A = Strategic Value = $6.152 million
                             B = Stand Alone Value = $5.202 million
                    or       B = Adjusted Net Worth = $3.751 million
                            PP = Offered Price = $5.021 million


                                    Page - 2

We will use Adjusted Net Worth because it is the smaller number.
Putting these numbers into the above formula gives an hourly rate of:

          6.152 - 5.021
          -------------      X 125 + 100 = $158.88 / hr (See Exhibit I)
          6.152 = 3.751

Effective Date of Change:  This rate change will become
-------------------------
effective as of the date of this memorandum. The change in rate will not affect any acquisition for which an offer has already been made. This includes Abbott, Quest, Service Welders, A-L Compressed Gases/Westco, Evans, or Weber. It will commence with our offer to Berry Welders Supply in Jonesboro, Arkansas.

All other provisions of the consulting agreement between Valley and me will remain unchanged.

Please indicate your acceptance of these changes by signing both copies of this letter and returning one copy to me.

                                       Very truly yours,

                                       /s/ William A. Indelicato

                                       William A. Indelicato

AGREED TO and ACCEPTED by:



/s/  Gary W. West
-----------------------------
 Gary W. West, Chairman


          3/16/95
-----------------------------
           date



                                    Page - 3

                                    SCALE OF VALUE
                                      EXHIBIT I


ADJ NET              PRICE               BASE CASE              VALLEY
 WORTH<F*>           PAID                 VALUE<F*>           STRAT VALUE
$3.571               $5.021               $5.202                $6.152




  B              PP                                                    A


 225              158                        hr rate                   100

[FN]
<F*> In some acquisitions these may be reversed



                                    Page - 4

4.06      CONDITIONS AND METHODS OF DISBURSEMENT.
          --------------------------------------

(A) INFORMATION.  At least ninety (90) days prior to the
    -----------
making of any AOF Loan or the issuance of any Letter of Credit with respect to the Acquisition of any Related Business (or one hundred twenty (120) days in the case of AOF Loan or Letter or Credit equal to or in excess of $5,000,000.00), the Borrower shall furnish to the Bank the following information and materials (each of which shall be in form and substance reasonably satisfactory to the Bank and shall be presented in a consistent format all at the Borrower's expense):

(i) a three-step evaluation of the Related Business which justifies the purchase price intended to be offered by the Borrower to the seller of the Related Business. Each evaluation method, described below, is to be thoroughly documented and explained to the reasonable satisfaction of the Bank with detailed supporting information, schedules and lists. The three-step evaluation is as follows:

(A)       BASE CASE -  A base case evaluation based upon a
          ---------
financial projection for not less than five nor more than ten years of the Related Business as a standalone (non-consolidated) business based on the actual historical growth rates and profit margins of the Related Business calculated on a basis that the Related Business has no debt or to the extent that the Related Business has debt, such debt is non-interest bearing. The base case evaluation may be adjusted for all income or expense producing assets held outside the Related Business by related parties and may be further adjusted for all excessive or non-recurring costs or income items which would not exist in a standalone configuration under management of similar businesses. Free cash flows as set forth in such projection shall be discounted to arrive at the estimated net present value of the Related Business using commercially feasible, market based assumptions. The discount rate in such net present value calculation is to be based on objective, supportable market criteria including current rates of return on thirty year U.S. Treasury obligations plus an equity risk premium component plus a small company risk premium component. Terminal value is to be determined using a capitalization rate of not less than the discount rate less the real industry growth rate (adjusted
              ----
for inflation).

(B)       MOST LIKELY CASES.  Using the base case projections
          -----------------
as a starting point, the Borrower shall then make a most likely case evaluation by assuming certain cost savings and expense rationalizations to be achieved over a reasonable period of time. Each such saving or rationalization form the past actual costs of the Related Business must be thoroughly documented, defensible, explainable, line-by-line. Resulting net free cash flows shall be projected and discounted as in the base case evaluation to arrive at the most likely case evaluation.


                                    Page - 6

(C)       NET ASSET BUILD-UP OR ADJUSTED NET WORTH.  A net
          -----------------------------------------
asset evaluation of the tangible assets of the Related Business based upon the net book values of such assets less the
                                              ----
liabilities of the Related business. Such asset evaluation shall be made (1) on a category-by-category basis for the major assets of the Related Business as follows: net accounts receivable; inventory; machinery and equipment; rental cylinders (excluding cylinders under lifetime leases to customers) with appropriate deep discounts on cylinders and under long-term leases; and bulk storage tanks and (2) using supportable, documented advance rates on the nest book values of such assets to estimate the reasonable fair market value of such assets (or replacement cost in the case of rental cylinders and tanks). Such values applied to rental cylinders and bulk storage tanks shall be detailed by type.

(ii) a written summary statement as to how the final purchase price is determined based on a reconciliation of the foregoing three methods of evaluation, including a discussion of how such purchase price relates to (i) total revenues of Related Business for its immediately past fiscal year and (ii) the operating profit margins of the Related Business. Such summary shall also include a comparative analysis, in reasonable detail, of how each intended purchase price relates to other acquisitions recently made or analyzed by Borrower and justification of why such intended purchase price deviates materially from comparison if such is the case.

(iii) supporting information for the evaluation and determination set forth in subsections (ii) and (iii) above which shall consist of the following:

(A) financial statements (including notes, schedules and all other available information) of the Related Business for the three completed fiscal years of the Related Business immediately prior to the date of the proposed Acquisition,


                                    Page - 7